EXHIBIT 5.1

[Orrick Letterhead]

September 26, 2006

Phoenix Technologies Ltd.

915 Murphy Ranch Road

Milpitas, CA 95035

Re:	Registration Statement on Form S-8 – Phoenix Technologies Ltd.

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with the proposed issuance of up to 1,000,000 shares of common stock, $0.001 par value per share (“Common Stock”), of Phoenix Technologies Ltd., a Delaware corporation (the “Company”), upon exercise of an option granted pursuant to a stock option agreement of the Company (the “Option”) and pursuant to a restricted stock purchase agreement of the Company (the “Stock Grant”).

We have examined instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that the 1,000,000 shares of Common Stock to be issued by the Company pursuant to the Option and the Stock Grant are duly authorized shares of Common Stock, and, when issued in accordance with the provisions of the Option and the Stock Grant, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement on Form S-8 and to the use of our name wherever it appears in said Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

Orrick, Herrington & Sutcliffe LLP